Executive Officer Cash Severance Policy It is the policy of the Compensation & Human Resources Committee (the “Committee”) of the Board of Directors of Moody’s Corporation (the “Company”) that the Company and its subsidiaries will not enter into any new employment agreement or severance or separation arrangement or agreement with any executive officer of the Company, or establish any new severance plan or policy covering any executive officer of the Company (such agreement, arrangement, plan or policy, a “Severance Arrangement”), in each case, that provides for Cash Severance Benefits (as defined below) exceeding 2.99 times the sum of the executive officer’s Base Salary (as defined below) plus Target Bonus (as defined below), without seeking stockholder approval of such Severance Arrangement. In addition, the Company and its subsidiaries will not amend any existing Severance Arrangement to increase the Cash Severance Benefits payable to an amount exceeding 2.99 times the sum of the executive officer’s Base Salary plus Target Bonus, without seeking stockholder approval of such amendment. The Committee has the exclusive authority to make determinations regarding the interpretation and application of the provisions of this policy, in its sole discretion, including, without limitation, the determination of the estimated present value of any periodic payments of cash following the date of such executive officer’s termination of employment. Such determinations shall be conclusive and binding upon all persons. If the Committee determines that it would be in the best interests of the Company to enter into a future Severance Arrangement that would require stockholder approval under this Policy, the Company may seek stockholder approval of such Severance Arrangement after the material terms have been agreed upon but the payment of any benefits in excess of the foregoing limits will be contingent upon such stockholder approval. For purposes of this policy: 1. “Cash Severance Benefits” means cash payments: (i) in respect of the termination of the executive officer’s employment; (ii) to secure an agreement not to compete with the Company following termination of employment; or (iii) to offset any tax liability in respect of any of the foregoing. The value of Cash Severance Benefits shall include the estimated present value of any periodic payments of cash following the date of such executive officer’s termination of employment. For the avoidance of doubt, “Cash Severance Benefits” do not include (a) the payment, vesting, acceleration or other handling of stock options, restricted stock units, performance shares or other equity-based awards granted under stockholder-approved plans, (b) payment of deferred compensation, earned retirement benefits or other vested employee benefits, in each case consistent with the terms of the Company’s retirement or employee benefit plans, (c) the provision of perquisites, insurance, disability, health and welfare plan coverage, outplacement assistance and other non-cash benefits, (d)

any interest required to be paid pursuant to the terms of any Company plan or policy between the termination date and the payment date, (e) any unpaid bonus for any previously completed performance period, (f) compensation and benefits (including unpaid Base Salary and vacation pay) earned, accrued or otherwise provided with respect to services rendered prior to the date of such executive officer’s termination of employment and reimbursement for any expenses validly incurred prior to the date of such executive officer’s termination of employment, (g) any payment in respect of the executive officer’s annual bonus for the year of termination (prorated based on the executive officer’s period of service during the annual performance period, whether or not subject to actual performance), (h) amounts paid for services following termination of employment for service as a director or for a reasonable consulting agreement, or (i) any payment that the Board determines in good faith to be a reasonable settlement of any claim made against the Company or any of its subsidiaries. 2. “Change in Control” shall have the meaning set forth in the Amended and Restated 2001 Moody’s Corporation Key Employees’ Stock Incentive Plan, as amended from time to time or any successor plan in effect as of the date of the executive officer’s termination of employment. 3. “Base Salary” means the annual base salary payable to the executive officer as of the date of termination of employment; provided that following a Change in Control, “Base Salary” means the higher of the executive officer’s (i) Base Salary as in effect immediately prior to the Change in Control and (ii) Base Salary as in effect as of the date of termination of employment. 4. “executive officer” means any “executive officer”, as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended. 5. “Target Bonus” means the executive officer’s target annual bonus under the 2004 Moody’s Corporation Covered Employee Cash Incentive Plan or any similar or successor plan as of the date of termination of employment; provided that following a Change in Control, “Base Salary” means the higher of the executive officer’s (i) Target Bonus as in effect immediately prior to the Change in Control and (ii) Target Bonus as in effect as of the date of termination of employment.